ADDENDUM NO. 1
TO
INVESTORS QUENSIONNAIRE
AND SUBSCRIPTION AGREEMENT
dated as of April 17, 2002
by and among
US Data Authority, Inc. (the Company) and
the parties set forth on the signature page hereof (the "Subscription Agreement")

The parties to the Subscription Agreement hereby agree as follows:

1. The first payment for Shares to be made under Section II.A. of the Subscription Agreement, in the amount of $1,000,000 shall be made by the Investors by means of a deposit of the sum of $1,000,000 in the escrow account of William C. Davis, III, Esquire ("Davis"), on behalf of U.S. Data Authority Inc. (the "Company"), into Account Number 0909021930 at Ocean Bank (ABA NO. 066011392), ( the "Escrow Account"). Davis shall pay and release to the Company from the Escrow Account, within one (1) business day after written request by the Company (a) amounts which in the aggregate do not exceed $900,000, to pay a payables list supplied by the company and approved by the trustee and representative of the Investors for release to the Company and (b) an amount up to $100,000, to pay to the Internal Revenue Service ("IRS") in partial payment of payroll tax liabilities of the Company.

2. The Company shall, immediately upon receipt by Davis of the aforementioned deposit, engage the IRS in discussions designed to settle such payroll tax liabilities on terms most advantageous to the Company, utilizing the $100,000 amount described in paragraph 1 above, as the means to achieve such settlement as soon as possible.

3. By execution hereof, the parties to the Subscription Agreement hereby acknowledge that all of the conditions to the Closing Date set forth in Section V of the Subscription Agreement have been satisfied and the five (5) business day period contained therein shall expire on April 27, 2002.

4. All the other provisions of the Subscription Agreement shall remain unchanged and in full force and effect.

5. For the purposes of this addendum, "Investors" and "Consortium" shall mean: Centro Inmobiliario RYC, S.L.; MAPET International Foundation, Inc.; FRONTIER STAR, S.L.; Jesús Guirau, S.L.; INVERFAPE, S.A.

This date: April 17, 2002.

ACCEPTED FOR INVESTORS:

By: /S/ Reynaldo Benito RuizTapiador 04/17/02

By: /S/ M. Mario Perez 04/17/02

ACCEPTED FOR COMPANY:

US Data Authority, Inc.

By: Dominick F. Maggio 4/17/02
Dominick F. Maggio Date
Executive Vice President/COO
Address: 3500 NW Boca Raton Boulevard, Bldg. 811,Boca Raton, Florida 33431